Exhibit 99.1
Media Contact:
Jennifer Neiman
Senior Manager, Public Affairs
Biogen Idec
Tel: (617) 914-6524
Investment Community Contact:
John Applegate
Associate Director, Investor Relations
Biogen Idec
Tel: (617) 679-2812
FOR IMMEDIATE RELEASE
Biogen Idec Reports Third Quarter 2009 Results
14% non-GAAP and 36% GAAP Diluted EPS Growth over Prior Year and
Board Authorizes $1 Billion Share Repurchase Program
Cambridge, MA, October 20, 2009 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing, and commercialization of innovative therapies, today reported its third quarter 2009 results.
Third Quarter 2009 Highlights:
•	Total revenues were $1.12 billion, an increase of 3% from $1.09 billion in the third quarter of 2008. The increase was driven primarily by the continued growth of TYSABRI® (natalizumab) revenues, which were up 21% over the prior year to $207 million for the quarter.

•	On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), third quarter 2009 diluted earnings per share (EPS) was $0.95, an increase of 36% from $0.70 in the third quarter of 2008. GAAP net income attributable to Biogen Idec for the third quarter of 2009 was $278 million, a 34% increase over the prior year. The year over year increase in GAAP net income was primarily driven by a reduction in amortization of acquired intangible assets resulting from the significant increase in the expected lifetime revenue of AVONEX® following the issuance in September 2009 of the U.S. patent covering the treatment of multiple sclerosis with AVONEX.

Page 2 Biogen Idec Reports Third Quarter 2009 Results
•	Non-GAAP diluted EPS for the third quarter of 2009 was $1.12, an increase of 14% from $0.98 in the third quarter of 2008. Non-GAAP net income attributable to Biogen Idec for the third quarter was $326 million, a 13% increase over the prior year. A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.
“Our strong performance this quarter puts us on pace to achieve our 2009 financial goals,” said Biogen Idec CEO James C. Mullen. “Equally important, we made significant progress advancing the development of key pipeline programs.”
Revenue Performance
Revenues from AVONEX, one of Biogen Idec’s therapies for patients with relapsing forms of multiple sclerosis (MS), increased 1% to $580 million in the third quarter of 2009 as compared to $573 million in the third quarter of 2008. U.S. sales of AVONEX increased 8% to $348 million year over year. Rest of world sales of AVONEX decreased 8% to $232 million year over year.
Revenues for the third quarter of 2009 included $284 million from Biogen Idec’s joint business arrangement related to RITUXAN®, a treatment for certain B-cell non-Hodgkin’s lymphomas (NHL) and rheumatoid arthritis (RA) that Biogen Idec co-promotes in the U.S. with Genentech. All U.S. sales of RITUXAN are recognized by Genentech, and Biogen Idec records its share of the pretax co-promotion profits. U.S. net sales of RITUXAN were $670 million in the third quarter 2009, as compared to $655 million in the third quarter of 2008, an increase of 2%.
During the third quarter of 2009, Biogen Idec recognized revenue of $207 million related to TYSABRI. This amount is comprised of:
•	$59 million related to product sold through Elan in the U.S. (based on $131 million of U.S. in-market sales) and milestone amortization; and

•	$148 million related to product sold in rest of world markets and milestone amortization.
Based upon data available to us through the TOUCH® prescribing program and other third-party sources as of the end of September 2009, we estimate that approximately 46,200 patients were on commercial and clinical TYSABRI therapy worldwide, and that cumulatively approximately 60,700 patients have ever been treated with TYSABRI in the post-marketing setting.
Revenues from other products in the third quarter of 2009 were $15 million, as compared to $14 million in the third quarter of 2008.
Table 4 provides individual product revenues.
Royalty revenues were $35 million in the third quarter of both 2009 and 2008.

Page 3 Biogen Idec Reports Third Quarter 2009 Results
Share Repurchase Program
In October 2009, Biogen Idec’s Board of Directors authorized the repurchase of up to $1 billion of common stock. This is in addition to the 6 million shares remaining from our previous share repurchase authorization. While we have used the prior program principally for share stabilization, this new $1 billion authorization is intended to reduce our shares outstanding, with the objective of returning excess cash to shareholders. Shares will be purchased on the open market and retired. The authorization is open-ended and is expected to be accretive to EPS. The repurchase reflects our confidence in the long-term value of our common stock and we believe it is an effective way of returning excess cash to our shareholders.
“We are confident in the projected cash flows from our core products, which allow us to return capital to shareholders while continuing to fund future growth through our pipeline. Furthermore, we believe that this will not hamper our ability to capitalize on strategic external growth opportunities” stated Biogen Idec CFO Paul J. Clancy.
The company has approximately 289 million shares of common stock outstanding at the end of September 2009. The company plans to update investors on the progress of this program on future quarterly earnings calls.
Financial Guidance
Biogen Idec updated its 2009 full year guidance as follows:
•	Revenue growth is expected to be in the mid to high single digits on a year over year basis.

•	R&D expense is expected to be between 28% and 30% of revenue.

•	SG&A expense is expected to be between 19% and 20% of revenue.

•	Operating expense, excluding collaboration profit share, is expected to be between $2.1 and $2.2 billion.

•	Non GAAP tax rate is expected to be between 28% and 30%; GAAP tax rate is expected to be between 29% and 31%.

•	Non-GAAP diluted EPS is expected to be above $3.85. GAAP diluted EPS is expected to be above $2.97.

•	Our capital expenditure outlook for the full year is in the range of $150-$160 million.
This guidance excludes any significant business development activity.

Page 4 Biogen Idec Reports Third Quarter 2009 Results
Recent Highlights
•	On October 19, 2009, Biogen Idec and Biovitrum AB announced that they plan to advance the companies’ long-acting, fully-recombinant Factor IX Fc fusion protein (rFIXFc) into a registrational clinical trial in hemophilia B patients. The decision to advance the program is based on promising data from a Phase 1/2a open-label, multi-center, safety dose-escalation and pharmacokinetic study of intravenous rFIXFc in severe, previously treated hemophilia B patients. rFIXFc was well tolerated in the study. In addition, rFIXFc demonstrated a prolonged half-life compared to historical data for existing therapies, supporting advancement of the program.

•	On October 16, 2009, Biogen Idec announced that it extended the tender offer to purchase all of the outstanding shares of Facet Biotech Corporation to midnight New York City time on December 16, 2009, unless otherwise extended. The tender offer was previously set to expire at midnight New York City time on October 19, 2009. The offer price remained unchanged at $14.50 per share in cash.

•	On September 17, 2009, Genentech, Inc. and Biogen Idec announced that a Phase 3 study (PRIMA) met its endpoint during a pre-planned interim analysis, and the study was stopped early on the recommendation of an independent data and safety monitoring board. The primary endpoint was progression-free survival of patients with follicular lymphoma who continued receiving RITUXAN alone after responding to RITUXAN and chemotherapy compared to those who did not continue to receive RITUXAN. The safety profile of RITUXAN observed in the study was consistent with that previously reported.

•	On September 15, 2009, Biogen Idec disclosed that the company had been issued U.S. patent no. 7,588,755 for the use of beta interferon for immunomodulation or treating a viral condition, viral disease, cancers or tumors. This patent covers the treatment of multiple sclerosis with AVONEX, which is Biogen Idec’s brand of recombinant beta interferon. This patent will expire in September 2026.
Conference Call and Webcast
The company’s earnings conference call for the third quarter will be broadcast via the internet at 8:30 a.m. ET on October 20, 2009, and will be accessible through the investor relations section of Biogen Idec’s homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the earnings conference call and will be available on our web site subsequently through November 20, 2009.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Biogen Idec is a global leader in the discovery, development, manufacturing, and

Page 5 Biogen Idec Reports Third Quarter 2009 Results
commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
In addition to historical information, this press release contains forward-looking statements that are based on our current beliefs and expectations. These statements involve risks and uncertainties that could cause actual results to differ materially from those which we expect. Important factors which could cause actual results to differ from our expectations and which could negatively impact our financial position and results of operations include our dependence on our three principal products, AVONEX, RITUXAN and TYSABRI, the importance of market acceptance and successful sales growth of TYSABRI, uncertainty of success in commercializing other products, the occurrence of adverse safety events with our products, competitive pressures, changes in the availability of reimbursement for our products, our dependence on collaborations over which we may not always have full control, failure to execute our growth initiatives, failure to comply with government regulation and possible adverse impact of changes in such regulation, problems with our manufacturing processes and our reliance on third parties, fluctuations in our effective tax rate, our significant investment in a new manufacturing facility in Denmark, our ability to attract and retain qualified personnel, the risks of doing business internationally, the election of two directors nominated by an activist shareholder, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, product liability claims, credit and financial market conditions, the market, interest and credit risks associated with our portfolio of marketable securities, our level of indebtedness, environmental risks, aspects of our corporate governance and collaborations and the other risks and uncertainties that are described in the Risk Factors section of our annual report on Form 10-K and in other reports we file with the SEC. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). Unless required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Biogen Idec Inc.
September 30, 2009
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUES
Product	$801,689	$758,260	$2,326,067	$2,107,816
Unconsolidated joint business	283,919	298,979	838,307	825,024
Royalties	34,538	35,162	83,631	87,258
Corporate partner	372	563	2,287	8,496

Total revenues	1,120,518	1,092,964	3,250,292	3,028,594

COST AND EXPENSES
Cost of sales	93,486	107,493	282,404	300,828
Research and development	304,055	268,800	999,986	779,291
Selling, general and administrative	226,755	232,824	669,415	694,342
Amortization of acquired intangible assets	51,347	94,464	233,830	242,114
Collaboration profit sharing	60,697	43,533	152,608	98,368
In-process research and development	—	—	—	25,000

Total cost and expenses	736,340	747,114	2,338,243	2,139,943

Income from operations	384,178	345,850	912,049	888,651
Other income (expense), net	9,360	(23,713)	30,886	(24,651)

INCOME BEFORE INCOME TAXES	393,538	322,137	942,935	864,000
Income taxes	113,936	114,337	271,869	282,320

NET INCOME	$279,602	$207,800	$671,066	$581,680

Less: Net income attributable to noncontrolling interests, net of tax	1,939	1,012	6,571	5,167

NET INCOME ATTRIBUTABLE TO BIOGEN IDEC INC.	$277,663	$206,788	$664,495	$576,513

BASIC EARNINGS PER SHARE	$0.96	$0.71	$2.30	$1.97

DILUTED EARNINGS PER SHARE	$0.95	$0.70	$2.28	$1.95

WEIGHTED-AVERAGE SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	288,917	291,408	288,416	292,613

DILUTED EARNINGS PER SHARE	291,037	293,921	290,368	295,515

TABLE 2
Biogen Idec Inc.
September 30, 2009
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Cash, cash equivalents and marketable securities	$1,407,676	$1,341,971
Collateral received for loaned securities	—	29,991
Accounts receivable, net	550,995	446,665
Loaned securities	—	29,446
Inventory	278,686	263,602
Other current assets	334,902	346,325

Total current assets	2,572,259	2,458,000

Marketable securities	1,497,447	891,406
Property, plant and equipment, net	1,634,696	1,594,754
Intangible assets, net	1,927,115	2,161,058
Goodwill	1,138,621	1,138,621
Investments and other assets	256,299	235,152

TOTAL ASSETS	$9,026,437	$8,478,991

LIABILITIES AND SHAREHOLDERS’ EQUITY
Collateral payable on loaned securities	$—	$29,991
Current portion of notes payable	15,452	27,667
Other current liabilities	705,916	865,564
Long-term deferred tax liability	289,654	356,017
Notes payable	1,085,844	1,085,431
Other long-term liabilities	331,761	280,369
Shareholders’ equity	6,597,810	5,833,952

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,026,437	$8,478,991

TABLE 3
Biogen Idec Inc.
September 30, 2009
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
EARNINGS PER SHARE
GAAP earnings per share — Diluted	$0.95	$0.70	$2.28	$1.95
Adjustments to net income attributable to Biogen Idec, Inc. (as detailed below)	0.17	0.28	0.64	0.78

Non-GAAP earnings per share — Diluted	$1.12	$0.98	$2.92	$2.73

An itemized reconciliation between net income attributable to Biogen Idec, Inc. on a GAAP basis and net income attributable to Biogen Idec, Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec, Inc.	$277.7	$206.8	$664.5	$576.5
Adjustments:
R&D: Restructuring	0.7	0.1	2.5	0.1
R&D: Stock option expense	2.6	2.4	6.2	6.5
R&D: Expenses paid by Cardiokine	2.2	1.7	6.0	4.0
SG&A: Restructuring	0.1	2.9	0.4	2.9
SG&A: Stock option expense	5.8	5.3	15.3	12.2
Amortization of acquired intangible assets	51.4	94.5	233.8	242.1
In-process research and development related to the contingent consideration payment in 2008 associated with the 2006 Conforma acquisition	—	—	—	25.0
Income taxes: Income tax effect primarily related to reconciling items	(12.5)	(24.1)	(72.8)	(58.6)
Noncontrolling interest: Expenses paid by Cardiokine	(2.2)	(1.7)	(6.0)	(4.0)

Non-GAAP net income attributable to Biogen Idec, Inc.	$325.8	$287.9	$849.9	$806.7

2009 Full Year Guidance GAAP to non-GAAP adjustments
An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

		Shares	Diluted EPS
Projected GAAP net income attributable to Biogen Idec, Inc.	$863.4	291.0	$2.97
Adjustments:
In-process research and development	40.0
Stock option expense	29.1
Amortization of acquired intangible assets	282.9
Other items	1.6
Income taxes	(95.0)

Projected Non-GAAP net income attributable to Biogen Idec, Inc.	$1,122.0	291.0	$3.85

Use of Non-GAAP Financial Measures
Our “non-GAAP net income attributable to Biogen Idec, Inc.” and “non-GAAP diluted EPS” financial measures exclude the following items from GAAP net income attributable to Biogen Idec, Inc. and diluted EPS:
1. Purchase accounting and merger-related adjustments.
We exclude certain purchase accounting impacts, such as those related to the 2003 merger between Biogen, Inc. and Idec Pharmaceuticals, Inc., the acquisitions of Fumapharm AG, Conforma Therapeutics and Syntonix Pharmaceuticals, and the consolidation of Cardiokine and Neurimmune. These include charges for in-process research and development and the incremental charges related to the amortization of the acquired intangible assets. Excluding these charges provides management and investors with a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
2. Stock option expense recorded in accordance with the accounting standard for share-based payments.
We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business. We also exclude stock option expense from our non-GAAP R&D expenses and SG&A expenses, but include P&L impact of restricted stock awards and cash incentives in our non-GAAP results.
3. Unusual or non-recurring items.
We evaluate these on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.
We believe it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Non-GAAP net income attributable to Biogen Idec, Inc. and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec, Inc. and diluted EPS.

TABLE 4
Biogen Idec Inc.
September 30, 2009
Product Revenues
(in thousands)
(unaudited)

	Three Months Ended
	September 30,
	2009	2008
PRODUCT REVENUES

Avonex®	$579,979	$573,493

Tysabri®	207,013	171,169

Fumaderm tm	12,634	11,088

Other	2,063	2,510

Total product revenues	$801,689	$758,260

	Nine Months Ended
	September 30,
	2009	2008
PRODUCT REVENUES

Avonex®	$1,726,428	$1,636,754

Tysabri®	559,842	433,005

Fumaderm TM	35,403	32,791

Other	4,394	5,266

Total product revenues	$2,326,067	$2,107,816